Sub-Item 77I: Terms of New or Amended Securities

Effective July 29, 2011, the Goldman Sachs Investment Grade Credit Fund and Goldman Sachs US Mortgages Fund (the "Funds") commenced offering Class IR Shares. The terms of the Class IR Shares for each of the Funds are described in Post-Effective Amendment No. 285 to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on July 29, 2011 (Accession No. 0000950123-11-070239). Amendment No. 56 to the Trust's Agreement and Declaration of Trust, dated May 20, 2010, which established Class IR Shares for each of the Funds, is incorporated herein by reference to Exhibit (a)(57) to Post-Effective Amendment No. 249 to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on June 30, 2010 (Accession No. 0000950123-10-062676).